EXHIBIT 2

TRANSACTIONS

Together with Exhibit 2 attached to the Original Schedule 13D, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on February 9, 2015. The response to Item 6 of this Amendment No. 1 is incorporated herein by reference. Except as otherwise noted below, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES		PRICE PER SHARE / PREMIUM PER OPTION ($)
Purchase of Call Options	12/29/2014	1,735,300	(1)	2.72	(2)
Purchase of Call Options	12/31/2014	1,100,000	(1)	3.31	(2)
Purchase of Common Stock	12/31/2014	85,400		9.07
Purchase of Call Options	1/16/2015	1,000,000	(1)	3.45	(2)
Purchase of Call Options	1/20/2015	1,000,000	(1)	3.25	(2)
Purchase of Common Stock	1/21/2015	224,200		9.11
Purchase of Common Stock	1/21/2015	396,500		9.20
Purchase of Common Stock	2/9/2015	400,000		9.31
Sale of Put Options	12/29/2014	(1,735,300	)(3)	0.01	(4)
Sale of Put Options	12/31/2014	(1,100,000	)(3)	0.01	(4)
Sale of Put Options	1/16/2015	(1,000,000	)(3)	0.01	(4)
Sale of Put Options	1/20/2015	(1,000,000	)(3)	0.01	(4)

(1)	Represents Shares underlying American-style physically settled call options purchased in the over-the-counter market. These call options expire on January 29, 2016.

(2)	This amount represents the cost of an applicable American-style physically settled over-the-counter call option to purchase one Share. The per share exercise price of these call options is $5.75. The options account for any dividends or other distributions declared by the Issuer.
(3)	Represents Shares underlying physically settled European-style put options sold in the over-the-counter market. These put options expire on the earlier of January 29, 2016 or the date on which the corresponding American-style call option described above in footnote 1 is exercised.
(4)	This amount represents the proceeds received from an applicable physically settled European-style over-the-counter put option to sell one Share. The per share exercise price of these put options is $5.75.

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